Exhibit (a)(8)

For Immediate Release:


           LEUCADIA NATIONAL CORPORATION EXTENDS TENDER OFFER RELATING

                   TO ALLCITY INSURANCE COMPANY COMMON SHARES

New York, NY - (Business Wire) - May 28, 2003. Leucadia National Corporation (NYSE and PCX: LUK) ("Leucadia") announced today that it has extended its tender offer for all of the outstanding shares of common stock of Allcity Insurance Company (OTCBB: ALCI) ("Allcity") for $2.75 per share in cash not already owned by Leucadia and its affiliates. The tender offer is currently scheduled to expire today at 5:00 pm New York City time. The tender offer, as extended, will expire at 12:00 p.m. New York City time on Wednesday, June 4, 2003. As of 1:00 p.m, New York City time on May 28, 2003, 261,807 shares of Allcity common stock had been validly tendered and not properly withdrawn.


           Innisfree M&A Incorporated is acting as the Information Agent in connection with this transaction and can be contacted at (212) 750-5833 (for banks and brokers) and for all others call toll free at (888) 750-5834.



CONTACT:   Leucadia National Corporation
           Laura Ulbrandt
           (212) 460-1900